Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MODUSLINK GLOBAL SOLUTIONS, INC.”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JANUARY, A.D. 2015, AT 10:08 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SIXTEENTH DAY OF JANUARY, A.D. 2015, AT 5 O’CLOCK P.M.

2090118 8100	Jeffrey W. Bullock, Secretary of State
150060499	AUTHENTICATION: 2044582
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 01-16-15

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MODUSLINK GLOBAL SOLUTIONS, INC.

ModusLink Global Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is ModusLink Global Solutions, Inc., and the name under which the Corporation was originally incorporated was CMG Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 5, 1986.

SECOND: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Restated Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

THIRD: To accomplish the foregoing Amendment to the Restated Certificate of Incorporation of the Corporation, the first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation shall be deleted in its entirety and replaced with the following:

FOURTH: At 5:00 p.m. Eastern time, January 16, 2015 (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Amendment to the Corporation’s Certificate of Incorporation, each one hundred (100) shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified, combined, and converted into one (1) validly issued, fully paid, and non-assessable share of Common Stock, par value $0.01 per share, of the Corporation, without any action by any holder thereof; provided that no fractional share interests shall be issued as a result of the foregoing reclassification, combination, and conversion to any stockholder that holds, of record, fewer than one hundred (100) shares of Common Stock immediately prior to the Effective Time, and, in lieu of such fractional share interests (collectively, “Converted Fractionalized Interests”), any such stockholder shall be entitled, upon the Effective Time, to receive a cash payment equal to the Share Value (as defined below) of each share of Common Stock held by such stockholder immediately prior to the Effective Time.

As used herein, “Share Value” shall mean the average sale price received by the transfer agent of the Common Stock in its sale in open market transactions on NASDAQ of the shares of Common Stock resulting from its aggregation of all Converted Fractionalized Interests without the deduction of any costs associated with such sales.

From and after the Effective Time, (i) certificates that, immediately prior to the Effective Time, represent shares of Common Stock that are held by any stockholder that holds more than one hundred (100) shares of Common Stock immediately prior to the Effective Time shall thereafter represent the number of shares of Common Stock into which such shares shall have been reclassified, combined, and converted at the Effective Time pursuant to this Certificate of Amendment, and (ii) certificates that, immediately prior to the Effective Time, represent shares of Common Stock that are held by any stockholder that holds fewer than one hundred (100) shares of Common Stock immediately prior to the Effective Time shall thereafter represent only the right to receive a payment in cash equal to the Share Value for each share of Common Stock previously represented by such certificate.

The total number of shares of capital stock which the Corporation is authorized to issue is one billion four hundred five million (1,405,000,000) shares, of which one billion four hundred million (1,400,000,000) shares shall be common stock, par value $.01 per share (“Common Stock”) and five million (5,000,000) shares shall be preferred stock, par value $.01 per share (“Preferred Stock”).

FOURTH: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed on this 16th day of January, 2015.

MODUSLINK GLOBAL SOLUTIONS, INC

By:	/s/ Alan Cormier
	Name:	Alan Cormier
	Title:	Senior Vice President and General Counsel